Federal Trust Corporation Announces
2007 Second Quarter Results

Sanford, Florida (PR Newswire) - July 30, 2007 - James V. Suskiewich, Chairman, Chief Executive Officer and President of Federal Trust Corporation (Amex: FDT - News), announced today that the Company had a $3.6 million loss for the quarter ending June 30, 2007 compared to net earnings of $897,000 for the second quarter of 2006. On a per share basis, the second quarter loss was $.38 per basic and fully diluted share, compared to earnings of $.10 per basic and fully diluted share for the second quarter of 2006.

At June 30, 2007, Federal Trust’s total assets were $721.1 million, a decrease of $21.6 million, or 3% from June 30, 2006. Shareholders’ equity at the end of the second quarter of 2007 was $49.9 million, down 6% from the $53.1 million at the end of the second quarter of 2006. The book value per share was $5.37 at June 30, 2007, compared to $5.69 at the end of June 2006.

Chief Executive Officer Suskiewich explained that, “the Company had expected earnings to be impacted while we implemented our corporate strategies and initiatives to build a value driven community bank, but the primary reason for the loss was due to the addition of $5.1 million to the loan loss provision. The latter was driven by the increase in non-performing assets resulting from a continued softening real estate market in Florida. At June 30, 2007, our total non-performing assets were $33.9 million, compared to $18.8 million at the end of March 2007, and $7.6 million at June 30, 2006. The increase during the second quarter of 2007 was largely attributable to an increase in non-performing commercial loans involving residential properties located in Florida. We believe that the $10.5 million allowance for loan losses at June 30, 2007, is adequate. In light of the current market conditions, during the first two quarters of this year however, we have enhanced our underwriting policies and procedures and have engaged a new independent credit review specialist firm to provide an assessment of the commercial loan portfolio. We have also reorganized our Commercial Lending Department and replaced certain lending department executives.”

Chief Executive Officer Suskiewich went on to say that, “we are aggressively working to resolve our non-performing assets, however, the second quarter results do not reflect the hard work and progress we have made since the beginning of this year to transition the Company’s dependence on brokered deposits and loan purchases to relationship-driven core deposit and loan products.”

Other corporate initiatives include:

•	Marketing - Final touches on the Company’s new marketing program are being made, which are expected to roll out shortly to strengthen our brand in our markets;

•
Business Banking - The initiative to penetrate the small business markets near bank branches has shown positive results during the second quarter. The business banking team is on track to meet the goals for business banking loan growth in 2007;

•
Fee Income and Products - All account related fees have been reviewed and updated, and an enhanced product menu has been developed to improve the profitability of the Company’s core customer relationships;

•
Training - Extensive training of our new and existing employees has been completed with sales activity goals for all sales team members being clearly defined and production and growth goals set for each lender and branch manager. Results tracking and regular sales meetings are held to discuss and review upcoming sales activities for the week. To support this activity, comprehensive incentives have been instituted for all bank associates.

Chief Executive Officer Suskiewich concluded by saying, “notwithstanding the second quarter results, Federal Trust Bank remains ‘well capitalized’ under the regulatory capital guidelines. The Board of Directors has decided however, to suspend the cash dividend for the 2007 third quarter. Finally, we are determined to further implement the organizational and structural changes that have been put in motion and to resolve non-performing assets as quickly as possible. We remain confident that our long-term plan to build our franchise through a customer driven sales culture is on track and will result in enhanced shareholder value.”

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At July 30, 2007, the closing price was $5.95 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $717 million federally-chartered, FDIC-insured savings bank and Federal Trust Mortgage Company, both of which are headquartered in Sanford, Florida. Federal Trust Bank operates from nine full-service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End
	June 30, 2007	June 30, 2006	% Change
Total assets	$721,124	$742,689	(3)%
Investment securities	64,389	70,716	(9)%
Loans	599,218	620,186	(3)%
Deposits	475,202	489,387	(3)%
Shareholders' equity	49,945	53,130	(6)%
Book value per share	$5.37	$5.69	(6)%
Non-Performing Assets	33,982	7,564	349%
Allowance for Loan Loss	10,292	4,708	119%
Allowance for Loan Loss as a Percent of total loans, net of LIP	1.70%	0.76%	124%

	Three Months Ended
	June 30, 2007	June 30, 2006	% Change
Interest income	$10,690	$11,108	(4)%
Interest expense	7,615	6,930	10%
Net interest income	3,075	4,178	(26)%
Provision for loan losses	5,145	95	-%
Non-interest income	436	553	(21)%
Non-interest expenses	4,209	3,305	27%
Income tax (benefit) expense	(2,291)	434	-%
Net (loss) earnings	(3,552)	897	-%

(Loss) earnings per share-basic	$(.38)	$.10	-%
(Loss) earnings per share - diluted	$(.38)	$.10	-%
Average common shares
Outstanding - basic	9,361	9,069	3%
Average common shares
Outstanding - diluted	9,361	9,209	2%
Return on average assets	(2.00)%	0.48%	-%
Return on average equity	(26.18)%	6.77%	-%
Net interest margin	1.91%	2.43%	(21)%

	Six Months Ended
	June 30, 2007	June 30, 2006	% Change
Interest income	$21,409	$21,761	(2)%
Interest expense	15,110	13,369	13%
Net interest income	6,299	8,392	(25)%
Provision for loan losses	5,295	234	-%
Non-interest income	912	1,202	(24)%
Non-interest expenses	7,648	6,297	21%
Income tax (benefit) expense	(2,340)	1,015	-%
Net (loss) earnings	(3,392)	2,048	-%

(Loss) earnings per share-basic	$(.36)	$.24	-%
(Loss) earnings per share - diluted	$(.36)	$.23	-%
Average common shares
Outstanding - basic	9,352	8,676	8%
Average common shares
Outstanding - diluted	9,352	8,801	7%
Return on average assets	(0.47)%	0.55%	-%
Return on average equity	(6.23)%	8.36%	-%
Net interest margin	1.93%	2.45%	(21)%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trusts website at http://www.federaltrust.com.

For more information, contact:      Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street, Sanford, Florida 32771